Exhibit 10.8

March__, 2021

To: [NAME OF DIRECTOR]

Re: Letter of Engagement

We take this opportunity to congratulate you on your appointment to the board of directors (the “Board”) of IR-Med, Inc. (the “Company”), effective as of January 20, 2021. Upon your appointment as director in the Board and during the term of your service on the Board, the Company hereby notifies you of the following:

The Company intends to establish an employee stock option plan pursuant to which Company employees, directors and other service providers will be entitled to participate on the terms hereof (the “ESOP”). Subject to approval by the board of directors of the Company, the Company shall grant you a stock option under the ESOP (the “Option”) to purchase up to 240,000 shares of the Company’s common stock, par value $0.001 per share of the Company (the “Common Stock”). The Option shall vest as follows: (i) immediately with respect to the Option for 80,000 shares of Common Stock and (ii) with respect to the balance of 160,000 shares of Common Stock, in eight (8) consecutive fiscal quarters, beginning with the quarter ended December 31, 2020. The Option shall be exercisable at a per share exercise price of $0.32 and shall otherwise be subject to the other terms and conditions specified in an Option Grant Agreement to be entered into between yourself and the Company.

Company will indemnify and defend you against any liability incurred in the performance of the services as a director to the fullest extent authorized in Company’s Articles of Incorporation, as amended, bylaws, as amended and applicable law. You shall be entitled to the protection of the Company’s Directors and Officers liability insurance policies as in effect from time to time and under any other insurance policies the Company maintains for the benefit of its Directors and Officers against all costs, charges and expenses in connection with any action, suit or proceeding to which he may be made a party by reason of his affiliation with Company, its subsidiaries, or affiliates.

You shall maintain in confidence and shall not disclose any confidential information, or trade secrets belonging to Company, except to the extent necessary to perform the Services, or as required by a lawful government order or subpoena, or as authorized in writing by Company.

This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without reference to its conflict of laws provision.

Sincerely,

IR-Med, Inc.

By:

Agreed and Accepted: